Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.) The jurisdiction where the Corporation first formed is Delaware.

2.) The jurisdiction immediately prior to filing this Certificate is Delaware.

3.) The date the corporation first formed is March 10, 2016.

4.) The name of the Corporation immediately prior to filing this Certificate is U.S. Well Services, Inc.

5.) The name of the Limited Liability Company as set forth in the Certificate of Formation is U.S. Well Services Holdings, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of November, A.D. 2022.

By:	/s/ Matthew D. Wilks
Authorized Person

Name:	Matthew D. Wilks
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